UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2010

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

McMoRan Exploration Co. (McMoRan) agreed in privately negotiated transactions to induce conversion of 16,574 shares (approximately 43% of the total outstanding) of its 8% Convertible Perpetual Preferred Stock (the 8% Preferred Stock) with a liquidation preference of approximately $16.6 million into approximately 2.4 million shares of McMoRan common stock (at the specified conversion rate equal to 146.1454 shares of common stock per share of the 8% Preferred Stock).  To induce the early conversion of these shares of 8% Preferred Stock, McMoRan will pay an aggregate $3.3 million in cash to the holders of these shares.  These induced conversions were exempt from registration by virtue of the exemption provided under Section 3(a)(9) of the Securities Act of 1933.

Preferred annual dividend savings following these transactions approximate $1.3 million.  After giving effect to these transactions, McMoRan will have outstanding approximately 22,000 shares of 8% Preferred Stock, approximately 1.6 million shares of 6¾% Mandatory Convertible Preferred Stock and approximately 95.5 million shares of common stock.  Assuming conversion of McMoRan’s remaining 8% Preferred Stock and the outstanding 6¾% Mandatory Convertible Preferred Stock, McMoRan would have between approximately 109 million and 111 million common shares outstanding (based on a defined market price of McMoRan’s common stock calculated at the time of conversion).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: July 1, 2010